UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 1, 2016
Date of Report (Date of earliest event reported)

CAI International, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-33388	94-3109229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

Steuart Tower, 1 Market Plaza, Suite 900, San Francisco, CA 94105
(Address of principal executive offices, including ZIP Code)

Registrant’s telephone number, including area code: (415) 788-0100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 1, 2016, CAI International, Inc. (the  “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with (i) Hybrid Logistics, Inc. (“Hybrid Logistics”) and its affiliate, General Transportation Services, Inc. (“GTS”), (ii) Robert Thompson, Edward Kropp and Richard Fink, as shareholders of Hybrid Logistics and GTS (the “Shareholders”), and (iii) Zions Bank, a division of ZB, National Association, as escrow agent.  Pursuant to the Purchase Agreement, the Company acquired Hybrid Logistics and GTS for $9 million in cash, with an earnout of up to an addition $3 million in cash subject to achievement of certain performance metrics over the next two years (the “Acquisition”).

The Purchase Agreement contains customary representations and warranties, covenants and indemnification provisions for a transaction of this nature.  In addition, in connection with the Acquisition, the Company entered into (w) noncompetition, nonsolicitation and nondisclosure agreements with each of the Shareholders, (x) employment agreement amendments with certain employees of Hybrid Logistics and GTS, (y) an employment agreement with Mr. Thompson to serve as president of Hybrid Logistics and GTS, and (z) certain other agreements in order to facilitate the Acquisition.

The foregoing summary of the Purchase Agreement does not purport to be complete, and is subject to and is qualified in its entirety by the terms of the Purchase Agreement.  The Company will file a copy of the Purchase Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

Item 7.01.	Regulation FD Disclosure.

On June 1, 2016, the Company issued a press release announcing the Acquisition.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.          Description

99.1          Press release issued by CAI International, Inc. dated June 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: June 3, 2016	By:	/s/ Timothy B. Page
Name: Timothy B. Page
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by CAI International, Inc. dated June 1, 2016.